Exhibit 99.1

NEWFIELD PROVIDES PRODUCTION UPDATE
POST HURRICANE RITA

FOR IMMEDIATE RELEASE

HOUSTON - October 10, 2005 -- Newfield Exploration Company (NYSE:NFX) today provided an update on its expected range of production for 2005 following production deferrals in the Gulf of Mexico related to Hurricane Rita. In addition, Newfield updated production guidance for 2006-07. As a reminder, the Company will be holding a previously scheduled investor day with management on Tuesday, October 11, 2005. A webcast will begin at 8:15 a.m. and can be accessed through the Company’s website at http://www.newfld.com.

Year-to-date, four storms have caused production deferrals in the Gulf of Mexico - Dennis, Arlene, Katrina and Rita. Newfield expects that the full-year impact of these storms will result in the deferral of 18-20 Bcfe from the Gulf of Mexico. Since Hurricane Rita, Newfield has restored Gulf production of approximately 60 MMcfe/d net out of total net production of about 320 MMcfe/d. Only about 14 MMcfe/d net is associated with lost platforms or structures. The remainder is related to damage to host platforms, pipeline infrastructure and onshore processing facilities. Newfield estimates that up to 220 MMcfe/d net of the shut-in production could resume within the next month if the condition of pipelines, host facilities and onshore processing plants will permit.

The table below outlines Newfield’s annual production guidance through 2007. The Company’s major development projects outside of the Gulf of Mexico remain on schedule. The increase in 2007 guidance reflects the return of deferred production in the Gulf of Mexico and production from recent discoveries.

	Previous Guidance (Bcfe)	Today’s Guidance (Bcfe)	Annual Increase
2005	258-260	245-248	~1%
2006	273-286	262-286	7-15%
2007	300-325	310-350	18-22%

“The storms of 2005 dealt a severe blow to Gulf of Mexico infrastructure. Our operations personnel have done a great job of repairing damage and they continue to find creative ways to flow oil and gas to shore. Our revised production guidance reflects our best current assessment of the lingering impact of these storms. A reduced and damaged rig fleet will create challenges for all of us as we move forward,” said David A. Trice, Chairman, President and CEO.

“While these storms have resulted in a short-term production set back, we have key development projects onshore and internationally that remain on-track. These projects should add significant production in 2006 and beyond. Our estimated production does not assume acquisitions or significant exploration success.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

**The statements set forth in this release regarding estimated production volumes and timing are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. In many cases, Newfield is uncertain of the extent of the damages. As a result, it is difficult to predict when production will be permitted to resume. Other factors that may cause actual production to vary significantly from anticipated production include the availability of drilling rigs and other support services, drilling results, oil and gas prices, the prices of goods and services, delays in the construction of infrastructure, delays in obtaining governmental approvals, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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